                                                                                                                                                                      Exhibit  99.1

PRESS RELEASE

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact: Paul Caminiti
(516) 506-6000 (Phone)	Denise DesChenes
(516) 506-6800 (Facsimile)	Jeffrey Mathews
Contact: Susan McGuire

Mack-Cali Withdraws from Icahn/Macklowe Group

Icahn/Macklowe Group Still Has Not Provided Financing Commitment

      (UNIONDALE, NEW YORK, December 2, 2006) – Reckson Associates Realty Corp. (NYSE: RA) today announced that Mack-Cali Realty Corporation had advised Reckson that Mack-Cali had exercised its option to cease to be a limited partner of Rome Acquisition Limited Partnership, a partnership formed by entities affiliated with Carl C. Icahn and Harry Macklowe to acquire Reckson. Mack-Cali also advised Reckson that it will not make its previously announced $400 million capital contribution to Rome.

     Reckson also noted that Rome, despite repeated requests, has still failed to provide Reck-son with any documentation with respect to its debt financing arrangements and it has not responded to Reckson’s requests for information regarding a number of outstanding financial, legal and structural issues pertaining to Rome’s proposal.

     Reckson continues to caution that to date, Rome has not made a firm proposal to acquire Reckson and no assurances can be provided that a firm proposal will be forthcoming or that such a proposal, if submitted, would result in a transaction with Reckson at either the price set forth in such proposal or otherwise. Reckson continues to remain subject to a binding merger agreement with SL Green.

     The Reckson Board, by a vote of its independent directors, continues to recommend Reckson's pending merger with SL Green.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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